EXHIBIT 5.1

WILLIAMS LAW GROUP, P.A.
2503 West Gardner Court
Tampa, FL  33611
Phone:  813.831.9348
Fax:  813.832.5284

December 13, 2010

Yaboo, Inc.

Re: Registration Statement on Form S-1

Gentlemen:

     Our firm has acted as your counsel in the preparation on a Registration Statement on Form S-1 and all amendments filed thereto (collectively the "Registration Statement") filed by you with the Securities and Exchange Commission covering 2,502,000 shares of Common Stock of Yaboo, Inc. filed on February 19, 2010 (the "Stock").

     In so acting,  we have examined and relied upon such records,  documents and other  instruments  for factual purposes only as in our judgment are necessary or  appropriate in order to express the opinion  hereinafter  set forth and have assumed the  genuineness of all signatures,  the authenticity of all documents submitted to us as originals, and the  conformity  to original  documents  of all  documents  submitted  to us certified or photostatic copies.  This opinion is based upon the laws of the state of Nevada.

Based on the foregoing, we are of the opinion that:

     1.  The Stock is duly and validly issued, fully paid and nonassessable.

     2.  The issuance of the Stock has been duly authorized.

     We hereby consent to the use of this opinion in the Prospectus discussion of the opinion in and to being named as in the “Expert” section of the Registration Statement and all amendments thereto.  We also consent to the reproduction of this opinion in the Registration Statement.

Very truly yours,

Williams Law Group, P.A.

/s/ Michael T. Williams, Esq.

By: Michael T. Williams, Esquire, President
For the Firm